EXHIBIT 10.38
FORM OF COMCAST CORPORATION
PERFORMANCE STOCK UNIT AWARD
This is Performance Stock Unit Award Agreement, dated [●] (together with all schedules hereto, this “Agreement”), is being entered into by and between Comcast Corporation (the “Company”) and Grantee.
1.Definitions. The following terms have the meanings ascribed to them below. Capitalized terms used in this Agreement but not defined herein have the meanings given to them in the Plan.
(a)“Account” means an unfunded bookkeeping account established pursuant to Paragraph 6(e) and maintained by the Committee in the name of Grantee (i) to which Deferred Stock Units are deemed credited and (ii) to which an amount equal to the Fair Market Value of Deferred Stock Units with respect to which a Diversification Election has been made and interest thereon are deemed credited, reduced by distributions in accordance with the Plan.
(b)“Award” means the award of Performance Stock Units granted pursuant to this Agreement.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” has the meaning set forth in the Grantee’s employment agreement with the Company, or, if no such agreement exists or has expired prior to such time, then “Cause” means (i) fraud; (ii) embezzlement or other misappropriation of funds; (iii) gross negligence or willful misconduct in the performance of duties; (iv) self-dealing; (v) material misrepresentation with respect to the Company; (vi) conviction of a felony; or (vii) material violation of the Employee Handbook, the Code of Conduct or any other written Company policy.
(e) “Code” means the Internal Revenue Code of 1986, as amended.
(f)“Committee” means the Compensation Committee of the Board or its delegate.
(g)“Date of Grant” means the date first set forth above, on which the Company awarded the Performance Stock Units to Grantee.
(h)“Deferred Stock Units” means the number of hypothetical Shares subject to an Election.
(i)“Earned PSUs” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(j)“Employer” means the Company, the Subsidiary Company or the Affiliate of the Company for which Grantee is performing services on the Vesting Date.

(k)“Grantee” means the individual to whom this Award has been granted, as identified on the attached Long-Term Incentive Awards Summary Schedule.
(l)“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
(m)“Long-Term Incentive Awards Summary Schedule” means the schedule attached hereto, which sets forth specific information relating to the grant and vesting of this Award (including the Service Condition and the Performance Condition applicable to this Award).
(n)“Performance Condition” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(o)“Performance Stock Units” means the Restricted Stock Units subject to Service Conditions and Performance Conditions granted to Grantee pursuant to this Award.
(p)“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.
(q)“Plan” means the Comcast Corporation 2002 Restricted Stock Plan (as amended from time to time and including any successor plan thereto), incorporated herein by reference.
(r)“Retirement Termination” means Grantee’s Termination of Employment after having reached age [●] and completed [●] or more Years of Service, for any reason other than (i) due to Grantee’s death or Disability or (ii) by the applicable Participating Company for Cause.
(s)“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as in effect from time to time.
(t) “Service Condition” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(u)“Service Vesting Date” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(v)“Shares” mean shares of the Company’s Class A Common Stock, par value $.01 per share.
(w)“Termination of Employment” means Grantee’s termination of employment with the Participating Companies. For purposes of the Plan and this Award, Grantee’s Termination of Employment occurs on the date Grantee ceases to have a regular obligation to perform services for the Participating Companies, without regard to whether (i) Grantee continues on the payroll of any Participating Company for regular, severance or other pay or (ii) Grantee continues to participate in one or more health and welfare plans maintained by any Participating Company on the same basis as active employees. Whether Grantee ceases to have a regular obligation to perform services for the Participating Companies shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, if Grantee is a party to an employment agreement or severance agreement with any Participating Company which establishes the effective date of Grantee’s termination of employment for purposes of this Award, that date shall apply.
(x)“Vesting Date” means the date(s) on which both of the Service Condition and the Performance Condition applicable to any Performance Stock Units are satisfied (or deemed satisfied) pursuant to the terms of this Agreement (including the Long-Term Incentive Awards Summary Schedule).
(y)“Years of Service” means completed continuous years of service as reflected in the personnel records of the Company and the Subsidiary Companies.
(z)“1934 Act” means the Securities Exchange Act of 1934, as amended.
2.Grant of Performance Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to Grantee the Performance Stock Units, as set forth in the Long-Term Incentive Awards Summary Schedule attached hereto. Each Performance Stock Unit represents the right to receive between [●]% and [●]% of a Share based on achievement of the Performance Condition, as set forth in the Long-Term Incentive Awards Summary Schedule, subject to the terms and conditions set forth herein and in the Plan, including the satisfaction of the applicable Service Condition.
3.Dividend Equivalents.
(a)The Performance Stock Units are granted with dividend equivalent rights. If the Company declares a cash dividend on the Shares, an amount equivalent to such dividend will be credited to an unfunded bookkeeping account with respect to each outstanding and unvested Performance Stock Unit (the “Dividend Equivalent Amount”) on the record date of such dividend.
(b)The Dividend Equivalent Amount will be credited as cash, without interest, and will not be converted to Shares. The Dividend Equivalent Amount will be payable in cash, but subject to and only upon the applicable Vesting Date(s) of the underlying Performance Stock Units as determined in accordance with Paragraph 4 below, and will be cancelled and forfeited if the underlying Performance Stock Units are cancelled or forfeited (including as a result of failing to satisfy the applicable Service Condition or Performance Condition).

4.Vesting of Performance Stock Units.
(a)Subject to the terms and conditions set forth in this Agreement and in the Plan, the Performance Stock Units shall vest in accordance with the terms and conditions set forth on the attached Long-Term Incentive Awards Summary Schedule; provided that Grantee has complied with all applicable provisions of the HSR Act. As of the applicable Vesting Date, Grantee shall be entitled to the delivery of Shares with respect to the applicable Earned PSUs.
(b)Notwithstanding anything to the contrary in this Agreement, the Service Condition [and the Performance Condition] applicable to the Performance Stock Units shall be deemed fully satisfied upon Grantee’s Termination of Employment due to Grantee’s death or Disability[, and[, subject to the determination of the Committee,] [the Performance Stock Units will remain outstanding and will vest subject to the satisfaction of the applicable Performance Condition] [or] [the Target PSUs with a Service Vesting Date subsequent to the termination of employment, as set forth on the Long-Term Incentive Awards Summary Schedule, will vest immediately following such Termination of Employment]; provided that Grantee has complied with all applicable provisions of the HSR Act.
(c)Notwithstanding Paragraph 4(a) to the contrary[, and subject to the obligations described in Paragraph [4(d)]], if, Grantee has a Retirement Termination, and, at the time of such Retirement Termination:
(1)    Grantee has completed at least [●] but less than [●] Years of Service, any Service Vesting Date applicable to the Performance Stock Units that would have occurred on or prior to the date that is the third (3rd) anniversary of such Retirement Termination shall continue to occur in accordance with the terms of the Long-Term Incentive Awards Summary Schedule, and the Performance Stock Units will remain outstanding and will vest subject to the satisfaction of the applicable Performance Condition; provided that Grantee has complied with all applicable provisions of the HSR Act.
(2)    Grantee has completed at least [●] but less than [●] Years of Service, any Service Vesting Date applicable to the Performance Stock Units that would have occurred on or prior to the date that is the fourth (4th) anniversary of such Retirement Termination shall continue to occur in accordance with the terms of the Long-Term Incentive Awards Summary Schedule, and the Performance Stock Units will remain outstanding and will vest subject to the satisfaction of the applicable Performance Condition; provided that Grantee has complied with all applicable provisions of the HSR Act
(3)    Grantee has completed [●] or more Years of Service, any Service Vesting Date applicable to the Performance Stock Units that would have occurred on or prior to the date that is the fifth (5th) anniversary of such Retirement Termination shall continue to occur in accordance with the terms of the Long-Term

Incentive Awards Summary Schedule, and the Performance Stock Units will remain outstanding and will vest subject to the satisfaction of the applicable Performance Condition; provided that Grantee has complied with all applicable provisions of the HSR Act.]
(d)[[Notwithstanding Paragraph [4(c)]], the Performance Stock Units will be subject to forfeiture, as determined by the Committee in its sole discretion, if Grantee breaches either of the following non-solicitation or non-competition obligations during the period following Grantee’s Termination of Employment and before the applicable Vesting Date:
(1)    Grantee shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any customer, employee, consultant, independent contractor, service provider or supplier of the Company or any Subsidiary Company to cease to do business or to terminate the employment or other relationship with the Company or any Subsidiary Company.
(2)    Grantee shall not, directly or indirectly, engage or be financially interested in (as an agent, consultant, director, employee, independent contractor, officer, owner, partner, principal or otherwise), any activities for any business (whether conducted by an entity or individuals, including Grantee in self-employment) that is engaged in competition, directly or indirectly through any entity controlling, controlled by or under common control with such business, with any of the business activities carried on by the Company, any of its subsidiaries or any other business unit of the Company, or being planned by the Company, any of its subsidiaries or any other business unit of the Company with Grantee’s knowledge at the time of Grantee’s termination of employment. This restriction shall apply in any geographical area of the United States in which the Company carries out business activities. Nothing herein shall prevent Grantee from owning for investment up to one percent (1%) of any class of equity security of an entity whose securities are traded on a national securities exchange or market.]
(e)    If Performance Stock Units would have vested pursuant to the Long-Term Incentive Awards Summary Schedule or Paragraphs [4(b) or 4(c)], but did not vest solely because Grantee was not in compliance with all applicable provisions of the HSR Act, then, notwithstanding anything to the contrary in this Agreement, the Vesting Date for such Performance Stock Units shall occur on the first date following the date on which they would have been earned and become vested pursuant to the Long-Term Incentive Awards Summary Schedule or Paragraphs [4(b) or 4(c)] on which Grantee has complied with all applicable provisions of the HSR Act.
5.Forfeiture of Performance Stock Units.
(a)    Subject to the terms and conditions set forth in this Agreement and in the Plan, in the event of Grantee’s Termination of Employment other than due to (i) Grantee’s death or Disability or (ii) Grantee’s Retirement Termination, Grantee shall forfeit the Performance Stock Units effective as of such Termination of Employment. Upon a forfeiture of the Performance Stock Units as provided in this Paragraph 5, the Performance Stock Units shall be deemed canceled.
(b)    The provisions of Paragraph 5(a) shall not apply to Shares issued in respect of the Performance Stock Units as to which a Vesting Date has occurred.
6.Deferral Elections. Grantee may elect to defer the receipt of Shares issuable with respect to Performance Stock Units, consistent, however, with the following:
(a)    Initial Deferral Elections. Grantee shall have the right to make an Initial Deferral Election to defer the receipt of all or a portion of the Shares issuable with respect to Performance Stock Units hereby granted by filing an Initial Deferral Election to defer the receipt of such Shares on the form provided by the Committee for this purpose.
(1)    Deadline for Initial Deferral Election. An Initial Deferral Election to defer the receipt of Shares issuable with respect to Performance Stock Units hereby granted shall not be effective unless it is filed with the Committee on or before [●].
(2)    Deferral Period. Subject to Paragraph 6(c), all Shares issuable with respect to Performance Stock Units that are subject to an Initial Deferral Election under this Paragraph 6(a) shall be delivered to Grantee without any legend or restrictions (except those that may be imposed by the Committee, in its sole judgment, under Paragraph 9), on the date designated by Grantee, which shall not be earlier than January 2 of the third calendar year beginning after the Vesting Date, nor later than January 2 of the eighth calendar year beginning after the Vesting Date.
(3)    Effect of Failure of Vesting Date to Occur. An Initial Deferral Election shall be null and void if a Vesting Date does not occur with respect to Performance Stock Units identified in such Initial Deferral Election.
(b)    Regular Deferral Elections. No Regular Deferral Election shall be effective until 12 months after the date on which a Regular Deferral Election is filed with the Committee. Grantee shall have the right to make a Regular Deferral Election to defer the receipt of all or a portion of the Shares issuable with respect to Restricted Stock Units hereby granted that are not subject to an Initial Deferral Election by filing a Regular Deferral Election to defer the receipt of such Shares on the form provided by the Committee for this purpose.
(1)    Deadline for Regular Deferral Election. A Regular Deferral Election to defer the receipt of Shares issuable with respect to Performance Stock Units hereby granted shall not be effective unless it is filed with the Committee: [●]

(2)    Deferral Period. If Grantee makes a Regular Deferral Election to defer the distribution date for Shares issuable with respect to some or all of the Performance Stock Units hereby granted, Grantee may elect to defer the distribution date for a minimum of five years and a maximum of seven additional years from the Service Vesting Date.
(3)    Effect of Failure of Vesting Date to Occur. A Regular Deferral Election shall be null and void if a Vesting Date does not occur with respect to Restricted Stock Units identified in such Initial Deferral Election.
(c)    Subsequent Deferral Elections. No Subsequent Deferral Election shall be effective until 12 months after the date on which a Subsequent Deferral Election is filed with the Committee.
(1)    If Grantee makes an Initial Deferral Election, a Regular Deferral Election or pursuant to this Paragraph 6(c)(1) makes a Subsequent Deferral Election to defer the distribution date for Shares issuable with respect to some or all of the Performance Stock Units hereby granted, Grantee may elect to defer the distribution date for a minimum of five years and a maximum of seven additional years from the previously-elected distribution date by filing a Subsequent Deferral Election with the Committee on or before the close of business at least one year before the date on which the distribution would otherwise be made.
(2)    If Grantee dies before Shares subject to an Initial Deferral Election under Paragraph 6(a) are to be delivered, the estate or beneficiary to whom the right to delivery of such Shares shall have passed may make a Subsequent Deferral Election to defer receipt of all or any portion of such Shares for five additional years from the date delivery of Shares would otherwise be made, provided that such Subsequent Deferral Election must be filed with the Committee at least one year before the date on which the distribution would otherwise be made, as reflected on Grantee’s last Election.
(3)    If Grantee has a Termination of Employment before Shares subject to an Initial Deferral Election, a Regular Deferral Election or a Subsequent Deferral Election are required to be delivered, Grantee may make a Subsequent Deferral Election to defer all or any portion of such Shares for a minimum of five years and a maximum of seven additional years from the previously-elected distribution date. Such a Subsequent Deferral Election must be filed with the Committee at least one year before the date on which the distribution would otherwise be made.
(d)    Diversification Election. As provided in the Plan and as described in the prospectus for the Plan, a Grantee with an Account may be eligible to make a Diversification Election on an election form supplied by the Committee for this purpose.
(e)    Book Accounts. An Account shall be established for each Grantee who makes an Initial Deferral Election. Deferred Stock Units shall be credited to the Account as of the Date an Initial Deferral Election becomes effective. Each Deferred

Stock Unit will represent a hypothetical Share credited to the Account in lieu of delivery of the Shares to which an Initial Deferral Election, Regular Deferral Election or a Subsequent Deferral Election applies. If an eligible Grantee makes a Diversification Election, then to the extent an Account is deemed invested in the Income Fund, the Committee shall credit earnings with respect to such Account at the Applicable Interest Rate.
(f)    Status of Deferred Amounts. Grantee’s right to delivery of Shares subject to an Initial Deferral Election, Regular Deferral Election or Subsequent Deferral Election, or to amounts deemed invested in the Income Fund pursuant to a Diversification Election, shall at all times represent the general obligation of the Company. Grantee shall be a general creditor of the Company with respect to this obligation, and shall not have a secured or preferred position with respect to such obligation. Nothing contained in the Plan or an Award shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind. Nothing contained in the Plan or an Award shall be construed to eliminate any priority or preferred position of Grantee in a bankruptcy matter with respect to claims for wages.
(g)    Non-Assignability, Etc. The right of Grantee to receive Shares subject to an Election under this Paragraph 6, or to amounts deemed invested in the Income Fund pursuant to a Diversification Election, shall not be subject in any manner to attachment or other legal process for the debts of Grantee; and no right to receive Shares or cash hereunder shall be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.
7.Nontransferability of Award. The Award and any Performance Stock Units hereunder may not be transferred or assigned by Grantee other than by will or the laws of descent and distribution or be exercised during his life other than by Grantee or for his benefit by his attorney-in-fact or guardian. Any attempt at assignment, transfer, pledge or disposition of any Performance Stock Units contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Performance Stock Units shall be null and void and without effect.
8.Notices. Any notice to the Company under this Agreement shall be made in care of the Committee at the Company’s main office in Philadelphia, Pennsylvania. The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Grantee’s address as reflected in the Company’s personnel records. All notices under this Agreement shall be deemed to have been given when hand-delivered or mailed, first class postage prepaid, and shall be irrevocable once given.
9.Securities Laws. The Committee may from time to time impose any conditions on the Shares issuable with respect to Performance Stock Units as it deems necessary or advisable to ensure that the Plan and this Award satisfies the conditions of Rule 16b-3, and that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

10.Delivery of Shares; Repayment.
(a)    Delivery of Shares. Except as otherwise provided in Paragraph 6, the Company shall notify Grantee that a Vesting Date with respect to Performance Stock Units has occurred. Within ten (10) business days of a Vesting Date, the Company shall, without payment from Grantee, satisfy its obligations to (1) pay the Dividend Equivalent Amount (if any) and (2) deliver Shares underlying the applicable Earned PSUs by arranging for the recording of Grantee’s ownership of Shares issuable under the Plan on a book entry recordkeeping system maintained on behalf of the Company, without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 9, provided that the Dividend Equivalent Amount (if any) will not be paid and/or Shares will not be delivered to Grantee until appropriate arrangements have been made with the Employer for the withholding of any taxes which may be due with respect to such payment of the Dividend Equivalent Amount and/or delivery of such Shares. The Company may condition delivery of certificates for Shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws. The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount multiplied by the Fair Market Value of a Share on the Vesting Date, as determined by the Committee.
(b)    Repayment. If it is determined by the Board that gross negligence, intentional misconduct or fraud by Grantee caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, require repayment of Shares delivered pursuant to the vesting of the Performance Stock Units, or to effect the cancellation of unvested Performance Stock Units, if (i) the vesting of the Award was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement, and (ii) the extent of vesting of the Award would have been less had the financial statements been correct. In addition, to the extent that the receipt of an Award subject to repayment under this Paragraph 10(b) has been deferred pursuant to Paragraph 6 (or any other plan, program or arrangement that permits the deferral of receipt of an Award), such Award (and any earnings credited with respect thereto) shall be forfeited in lieu of repayment.
11.Rights Prior to Settlement. Grantee shall not have any right as a stockholder with respect to any Shares subject to his or her Performance Stock Unit until the Performance Stock Unit shall have been settled in accordance with the terms of the Plan and this Agreement, and the Company shall have delivered the Shares.
12.Section 409A. Grantee understands and agrees that all payments made pursuant to this Award are intended to be exempt and/or comply with Section 409A of the Code (together with its implement regulations and guidance, “Section 409A”), and shall be interpreted on a basis consistent with such intent. For the avoidance of doubt, the

Company makes no representations that the payments provided pursuant this Award comply with Section 409A, and in no event will the Company be liable for any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, to the extent that any Performance Stock Units are determined by the Company to be “nonqualified deferred compensation” for purposes Section 409A, and Shares become deliverable with respect to this Award as a result of Grantee’s Termination of Employment, such Shares will only be delivered if such Termination of Employment constitutes a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) and, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A of the Code, as determined by the Company, Shares that would otherwise become deliverable upon Grantee’s “separation from service” will be deferred (without interest) and issued to Grantee immediately following the expiration of the six-month period measured from the date of Grantee’s separation from service.
13.Award Not to Affect Employment. The Award granted hereunder shall not confer upon Grantee any right to continue in the employment of the Company or any Subsidiary Company or Affiliate of the Company.
14.Governing Law. The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has granted this Award on the Date of Grant.

COMCAST CORPORATION

Name:	[●]
Title:	[●]

[Signature Page to Performance Stock Unit Award Agreement]

LONG-TERM INCENTIVE AWARDS SUMMARY SCHEDULE
This Long-Term Incentive Awards Summary Schedule (this “Schedule”) provides certain information related to the Performance Stock Units Grantee was granted by the Company on the Date of Grant pursuant to the Performance Stock Unit Award Agreement to which this Schedule is attached.
Capitalized terms that are not otherwise defined in this Schedule shall have the meanings given to them in the applicable Performance Stock Unit Award Agreement or in the Plan.
This Schedule is intended to be, and shall at all times be interpreted as, a part of the Performance Stock Unit Award Agreement to which it relates.
Performance Stock Unit Award

Grantee:	[●]
Date of Grant:	[●]
Common Stock:	Comcast Corporation Class A Common Stock
Number of Performance Stock Units Granted:	[●] Performance Stock Units (“Target PSUs”)
Vesting of Performance Stock Units:	The Performance Stock Units will vest upon the satisfaction of both of the Service Condition and the Performance Condition applicable to the Performance Stock Units, as set forth in more detail below.
Performance Condition:[1]
The satisfaction of the “Performance Condition” will be determined as follows:

[The number of Performance Stock Units earned and eligible to vest and convert to Shares (the “Earned PSUs”) will be equal to (i) the number of Target PSUs multiplied by (ii) the [Final][●] Performance Goal Achievement Percentage.]

1 The performance goals may be any financial, operational or shareholder return metrics (or any combination thereof) determined by the Board or the Committee, and may be measured on an absolute and/or relative basis.

[[●] Performance Goal Achievement Percentage][●]:]
[[●]% of the Target PSUs are subject to the [●] Performance Goal [and [●]% of the Target PSUs are subject to the [●] Performance Goal.]]

[[●] Performance Goal]
[The “[●] Performance Goal Achievement Percentage” will be [determined based on the level of achievement of [●],] determined as follows (provided that there will be straight-line interpolation to derive the [●] Performance Goal Achievement Percentage not expressly set forth below):

[●]

[[●] Performance Goal]

[The “[●] Performance Goal Achievement Percentage” will be [determined based on the level of achievement of [●],] determined as follows (provided that there will be straight-line interpolation to derive the [●] Performance Goal Achievement Percentage not expressly set forth below):

[●]]

[[●][TSR] Modifier Performance Goal Achievement Percentage:]
[The “[●][TSR] Modifier Performance Goal Achievement Percentage” will be [determined based on the level of achievement of [●][TSR],] determined as follows [(provided that there will be straight-line interpolation to derive the [●][TSR] Modifier Performance Goal Achievement Percentage not expressly set forth below)]:
[●]]

[[Final] Performance Achievement Percentage:]
[The “[Final] Performance Achievement Percentage” means [●][the [mathematical average] of [(i) the [●] Performance Goal Achievement Percentage[,][and] (ii) the [●] Performance Goal Achievement Percentage [and (iii) the [●][TSR] Modifier Performance Goal Achievement Percentage]]].]

[Performance Period[s]:]	[The “Performance Period” means the [●][the period beginning [●] and ending [●].]

Service Condition:
Except as otherwise provided in Paragraph 4 of Performance Stock Unit Award Agreement, Grantee will satisfy the “Service Condition” applicable to the Earned PSUs on [each of] the date[s] set forth below ([each, a][the] “Service Vesting Date”), subject to Grantee’s continued employment through the applicable Service Vesting Date[s]:

[●]

Definitions:	[“Adjusted EBITDA” means [●].] [“[Adjusted] EPS” [●].] [“[Adjusted] ROIC” means [●].] [“TSR” means [●].] [●]